EXHIBIT 99.1

News Release

Contact:	Investor Relations
Phone:	(713) 324-4755
Email:

xjtinvestor@expressjet.com
Address:

1600 Smith Street, Houston, TX 77002

EXPRESSJET HOLDINGS REPORTS FIRST QUARTER EARNINGS OF $28.7 MILLION

            HOUSTON, April 15, 2004 – ExpressJet Holdings, Inc. (NYSE:XJT) today reported first quarter net income applicable to common stockholders of $28.7 million, or $0.53 diluted earnings per share – an increase of 33 percent over the first quarter of 2003.

            The results represent ExpressJet’s twelfth consecutive quarter of improved earnings, due in part to the company’s successful efforts to reduce year-over-year unit costs.  “ExpressJet’s performance demonstrates the commitment of the company’s employees to operational excellence and efficiency, both critical to our success as we deliver the highest quality of service, expand our regional jet fleet and improve our competitive position,” said ExpressJet President and CEO Jim Ream.

First Quarter Operating Results

            First quarter operating revenue increased 19 percent to $364.0 million, from $306.6 million in the first quarter of 2003.  Compared with the same period last year, capacity grew 36 percent to 2.4 billion available seat miles with block hours increasing 31 percent to approximately 169,000 block hours.  Revenue passenger miles were up 43 percent, resulting in a 3.3 point year-over-year increase in load factor to 64 percent.  The company also achieved a 99.8 percent controllable completion factor during the first quarter of 2004, which excludes cancellations due to weather and air traffic control.  ExpressJet’s overall completion rate for the quarter was 98.6 percent.

            During the quarter, ExpressJet accepted delivery of five Embraer ERJ-145XR aircraft, bringing its total fleet to 229.

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EXPRESSJET REPORTS FIRST QUARTER EARNINGS OF $28.7 MILLION/PAGE 2

            The company announced that it will add service to Tallahassee, Fla. from Houston’s George Bush Intercontinental Airport in May, along with new service linking Newark Liberty International Airport with St. John’s, Newfoundland and Little Rock, Ark., beginning in June.  Service from Cleveland’s Hopkins International Airport to Myrtle Beach, S.C., Birmingham, Ala. and Houston’s Hobby Airport will begin in June, July and September, respectively.  From Houston’s George Bush Intercontinental Airport, the company began serving the Mexican city of Monclova in March and will add service to the Mexican cities of Puebla, Oaxaca and Toluca later this spring.

First Quarter Financial Results

            ExpressJet’s first quarter 2004 operating income reflected a 13.4 percent operating margin, as compared with an operating margin of 14.1 percent for first quarter 2003.  The 13.4 percent operating margin included the benefits of cost savings and $3.5 million in performance incentive payments.

            Capital expenditures for the first quarter of 2004 totaled $4.3 million, net of sales of fixed assets and parts, compared with $13.4 million, net, for the first quarter of 2003.  ExpressJet currently plans capital expenditures, net of sales of fixed assets and parts, of approximately $40.0 million in 2004.

            ExpressJet will conduct a telephone briefing to discuss its first quarter results today at noon CDT/1 p.m. EDT.  A live Webcast of this briefing will be available online at www.expressjet.com - investor relations.

Corporate Background

            ExpressJet Airlines, Inc. operates as Continental Express, the regional jet provider for Continental Airlines.  With service to approximately 131 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.

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EXPRESSJET REPORTS FIRST QUARTER EARNINGS OF $28.7 MILLION/PAGE 3

            ExpressJet Airlines employs approximately 6,200 people and is owned by ExpressJet Holdings, Inc.  For more information, visit www.expressjet.com.

            The foregoing contains forward-looking statements that are not limited to historical facts, but reflect the company’s current beliefs, expectations or intentions regarding future events.  There are a number of factors that could cause actual results to differ materially from those in the forward-looking statements.  Some of the known risks that could significantly impact results include, but are not limited to, the company’s dependence on its capacity purchase agreement with Continental Airlines; the company’s dependence on Continental's financial and operational strength; labor costs and relations, including the results of union contract negotiations; flight disruptions as a result of operational matters; deliveries of additional aircraft; the company’s ability to implement its growth strategy; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; the company’s high leverage; and competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003.  The events described in the forward-looking statements might not occur or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

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EXPRESSJET REPORTS FIRST QUARTER EARNINGS OF $28.7 MILLION/PAGE 4

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY
(In thousands, except per share data)
	Three Months Ended March 31
			Increase/ (Decrease)
	2004	2003

Operating Revenue.........................................	$364,034	$306,562	18.7%

Operating Expenses:
Wages, salaries and related costs................	79,189	66,492	19.1%
Aircraft rentals............................................	67,611	57,449	17.7%
Aircraft fuel.................................................	43,152	32,798	31.6%
Maintenance, materials and repairs..............	38,052	29,912	27.2%
Other rentals and landing fees......................	20,491	23,534	(12.9%)
Ground handling..........................................	24,515	20,206	21.3%
Outside services.........................................	10,039	9,499	5.7%
Depreciation and amortization......................	5,762	4,795	20.2%
Aircraft related and other insurance...............	2,429	1,014	n/m
Other operating expenses............................	24,171	17,501	38.1%

	315,411	263,200	19.8%

Operating Income...........................................	48,623	43,362	12.1%

Nonoperating Income (Expense):
Interest expense.........................................	(3,036)	(2,220)	36.8%
Interest income...........................................	643	459	40.1%
Capitalized interest.....................................	119	245	(51.4%)
Other, net...................................................	123	(1)	n/m

	(2,151)	(1,517)	41.8%

Income before income taxes and dividends.......	46,472	41,845	11.1%
Income tax expense.......................................	17,752	16,093	10.3%

Net Income....................................................	$28,720	$25,752	11.5%

Preferred Stock Dividend.................................	-	(175)	(100.0%)

Net Income Applicable to Common Stockholders.................................................	$28,720	$25,577	12.3%

Basic EPS....................................................	$0.53	$0.40	32.5%
Diluted EPS..................................................	$0.53	$0.40	32.5%

Operating Margin...........................................	13.4%	14.1%	(0.7	pts)

Basic Shares Used for EPS Calculation...........	54,197	64,000	(15.3%)
Diluted Shares Used for EPS Calculation.........	54,245	64,000	(15.2%)

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EXPRESSJET REPORTS FIRST QUARTER EARNINGS OF $28.7 MILLION/PAGE 5

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended March 31,
			Increase/ (Decrease)
	2004	2003

Revenue passenger miles (millions).............................	1,542	1,078	43.0%
Available seat miles (ASM) (millions)...........................	2,400	1,767	35.8%
Passenger load factor................................................	64.3%	61.0%	3.3	pts
Block hours (thousands)............................................	169	129	31.0%
Departures................................................................	95,301	79,648	19.7%
Operating cost per available seat mile (cents)..............	13.14	14.89	(11.8%)
Operating cost per block hour (dollars)........................	1,865	2,043	(8.7%)
Average fuel cost per available seat mile (cents)...........	1.80	1.86	(3.2%)
Average price per gallon of fuel (cents).........................	71.20	71.20	-
Fuel gallons consumed (millions)................................	60.6	46.1	31.5%
Average length of aircraft flight (miles)..........................	516	458	12.7%
Actual aircraft in fleet at end of period..........................	229	200	14.5%
Average daily utilization of each aircraft.......................	8 hrs 14 min	7 hrs 23 min	11.5%
Controllable completion factor.....................................	99.8%	99.8%	-
Completion factor......................................................	98.6%	97.4%	1.2	pts

NON-GAAP STATISTICAL INFORMATION
	Three Months Ended March 31,
			Increase/ (Decrease)
	2004	2003
PERFORMANCE MEASURES:

Operating margin per CPA (1)..............................	11.5%	11.5%	-
Adjustments:
Add: Labor and other costs excluded from
capacity purchase agreement (CPA)...........	1.0%	1.5%	(0.5	pts)
Add: Incentives and other revenues
excluded from CPA...................................	0.9%	1.1%	(0.2	pts)

Actual operating margin as reported....................	13.4%	14.1%	(0.7	pts)

(1)

Under the capacity purchase agreement with Continental, the operating margin as defined should be between 8.5% and 11.5% each quarter; otherwise, a reconciliation payment is made by Continental, if less than 8.5%, or to Continental, if more than 11.5%.  However, for purposes of calculating the operating margin as defined by the agreement, ExpressJet excludes the effect of any unanticipated changes in most of the labor costs, any performance incentive payments and miscellaneous revenues and costs related to services provided to other customers.  Since ExpressJet’s settlement for the operating margin is calculated on a quarterly basis, year-to-date calculation is less meaningful.  For a detailed discussion of ExpressJet’s capacity purchase agreement with Continental, see ExpressJet’s 10-K for the year ended December 31, 2003.  This disclosure provides management the ability to communicate to investors how certain provisions of the capacity purchase agreement operate.

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